Exhibit 10.1
EIGHTH AMENDMENT TO FORBEARANCE AGREEMENT

This Eighth Amendment to Forbearance Agreement (the “Amendment”) is entered into as of this 5th day of November, 2009 by and among Ronson Corporation, a New Jersey corporation (“Parent”), Ronson Consumer Products Corporation, a New Jersey corporation (“RCPC”), Ronson Aviation, Inc., a New Jersey corporation (“RAI”) and Ronson Corporation of Canada Ltd., an Ontario corporation (“Ronson Canada”) (RCPC and RAI are collectively and individually referred to as the “Domestic Borrower” or “Domestic Borrowers”; the Domestic Borrower and Ronson Canada are collectively and individually referred to as the “Borrower” or “Borrowers”, and the Borrowers, together with Parent are collectively and individually referred to as the “Obligors”) and Wells Fargo Bank, National Association (“Lender”), acting through its Wells Fargo Business Credit operating division.

RECITALS:

Borrowers and Lender are parties to a certain Credit and Security Agreement dated as of May 30, 2008 (as amended, modified, supplemented or restated from time to time, the “Credit Agreement”), relating to financing by Lender to Borrowers.

Certain Events of Default occurred under the Credit Agreement and, as a result thereof, Lender and Borrowers entered into that certain Forbearance Agreement dated as of March 29, 2009 (as amended modified, supplemented or restated from time to time, the “Forbearance Agreement”; capitalized terms used but not specifically defined herein shall have the meanings provided for such terms in the Forbearance Agreement), whereby Lender agreed to forbear from exercising certain of its rights and remedies available as a result of the Existing Events of Default.

The Forbearance Agreement requires, among other things, that (i) each of RAI and RCPC deliver executed Asset Purchase Agreements for the sale of RAI and RCPC, respectively, and (ii) the purchasers under such Asset Purchase Agreements satisfy any financing contingencies thereunder, on or before September 30, 2009 (the “APA Contingencies”).

The Borrowers failed to deliver executed Asset Purchase Agreements for the sale of RAI and RCPC free of the APA Contingencies on or before September 30, 2009, resulting in a Termination Event under the Forbearance Agreement (the “Existing Event of Default”).  Borrowers have requested that Lender waive the Existing Event of Default and amend the definition of Termination Event to extend the stated expiration date in the Forbearance Agreement from November 30, 2009 to December 31, 2009, in order to provide Borrowers with additional time to consummate a Liquidity Transaction and to amend certain terms and conditions of the Credit Agreement.

 Lender has considered Borrowers’ request and, in an effort to continue working with Borrowers, hereby agrees to (i) waive the Existing Event of Default and (ii) amend the Forbearance Agreement and the Credit Agreement on the terms and conditions set forth below.

NOW, THEREFORE, for and in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.            Waiver of Existing Event of Default.  Lender hereby waives the Existing Event of Default.  This waiver shall be effective upon Borrowers’ execution and delivery of this Amendment to Lender and Lender’s execution of this Amendment.  This waiver is being given as a one time accommodation only and shall not obligate Lender, or be construed to require Lender, to waive any other or future Defaults or Events of Default under the Credit Agreement, any other or future defaults or events of default under any other Loan Document or any other or future Termination Event under the Forbearance Agreement.  This waiver shall not release Borrowers in any way from any of their duties, obligations, covenants or agreements under the Loan Documents, from the consequences of any other or future Defaults or Events of Default under the Credit Agreement, from any other or future defaults or events of default under the other Loan Documents or from any other or future Termination Event under the Forbearance Agreement.

2.            Amendment to Forbearance Agreement.  As of the date hereof, Section 2(b) of the Forbearance Agreement shall be amended and restated in its entirety to read as follows:

(b)           For purposes of this Agreement, a “Termination Event” shall mean the earliest to occur of (i) December 31, 2009 and (ii) any one or more of the following:

(A)           the failure of the Obligors to comply with the terms, covenants, agreements and conditions of this Agreement;

(B)           any representation or warranty made herein shall be incorrect in any material respect;

(C)           the occurrence of any Event of Default under the Credit Agreement, other than (i) the Existing Events of Default or (ii) breach by Obligors of their obligation pursuant to Section 6.1(a) of the Credit Agreement to deliver audited year end annual financial statements for the fiscal year ending December 31, 2008 within 90 days of the end of such fiscal year;

(D)           Obligors shall fail to employ a CRO (as defined below) throughout the term of this Agreement;

(E)           in the Lender’s discretion, it determines that Parent is no longer actively pursuing a Liquidity Transaction; and

(F)           any Person, other than Lender, shall exercise its rights and remedies against the Obligors as a result of defaults or events of defaults arising under any agreement between Obligors and such Person due to cross-defaults arising from the Existing Events of Default.

3.            Amendments to Credit and Security Agreement. The following definitions set forth in Section 1.1 of the Credit Agreement shall be amended and restated in their entirety to read as follows:

“Accommodation Overadvance Limit” means up to $2,000,000 from the Accommodation Overadvance Funding Date through the occurrence of a Termination Event (as such term is defined in the Forbearance Agreement).

“Maximum Line Amount” means $3,500,000, unless this amount is reduced pursuant to Section 2.12, in which event it means such lower amount.

4.           Release of Liens.  Obligors acknowledge and agree that Lender shall have no obligation upon or following the sale of either (a) RAI’s assets to Hawthorne TTN Holdings, LLC pursuant to that certain Asset Purchase Agreement dated as of May 15, 2009, as amended, and/or (b) RCPC’s assets to Zippo Manufacturing, Inc. and Nosnor, Inc., pursuant to that certain Asset Purchase Agreement dated as of October 5, 2009, to make any loans or advances to the Obligors.

5.            Sums Secured; Estoppel.  The Obligors acknowledge and reaffirm that their obligations to Lender as set forth in and evidenced by the Loan Documents are due and owing without any defenses, set-offs, recoupments, claims or counterclaims of any kind as of the date hereof.  To the extent that any defenses, set-offs, recoupments, claims or counterclaims may exist as of the date hereof, the Obligors waive and release Lender from the same.

6.            No Other Changes. Except as explicitly amended by this Amendment, all of the terms and conditions of the Forbearance Agreement shall remain in full force and effect.

7.            References.  All references in the Forbearance Agreement to “this Agreement” shall be deemed to refer to the Forbearance Agreement as amended hereby.

8.            No Waiver. Except as specifically set forth in Paragraph 1 above, the execution of this Amendment shall not be deemed to be a waiver of any Default or Event of Default under the Credit Agreement, a waiver of any Termination Event under the Forbearance Agreement or breach, default or event of default under any Loan Documents or other document held by Lender, whether or not known to Lender and whether or not existing on the date of this Amendment.

9.            Waiver and Release of Claims and Defenses.  The Obligors hereby waive and release all claims and demands of any nature whatsoever that they now have or may have against Lender, whether arising under the Loan Documents or by any acts or omissions of Lender, or any of its directors, officers, employees, affiliates, attorneys or agents, or otherwise, and whether known or unknown, existing as of the date of the execution of this Amendment, and further waive and release any and all defenses of any nature whatsoever to the payment of the Obligations or the performance of their obligations under Loan Documents.

10.            Reaffirmation of Loan Documents.  The Obligors hereby agree with, reaffirm and acknowledge their representations and warranties contained in the Loan Documents.  Furthermore, the Obligors represent that their representations and warranties contained in the Loan Documents continue to be true and in full force and effect.  This agreement, reaffirmation and acknowledgment is given to Lender by the Obligors without defenses, claims or counterclaims of any kind.  To the extent that any such defenses, claims or counterclaims against Lender may exist, the Obligors waive and release Lender from same.

11.            Ratification and Reaffirmation of Loan Documents.  The Obligors ratify and reaffirm all terms, covenants, conditions and agreements contained in the Loan Documents.

12.            No Preferential Treatment.  No Obligor has entered into this Amendment to provide any preferential treatment to Lender or any other creditor.  No Obligor intends to file for protection or seek relief under the United States Bankruptcy Code or any similar federal or state law providing for the relief of debtors.

13.            Legal Representation.  Each of the parties hereto acknowledge that they have been represented by independent legal counsel in connection with the execution of this Amendment, that they are fully aware of the terms and conditions contained herein, and that they have entered into and executed the within Amendment as a voluntary action and without coercion or duress of any kind.

14.            Partial Invalidity; No Repudiation. If any of the provisions of this Amendment shall contravene or be held invalid under the laws of any jurisdiction, this Amendment shall be construed as if not containing such provisions and the rights, remedies, warranties, representations, covenants, and provisions hereof shall be construed and enforced accordingly in such jurisdiction and shall not in any manner affect such provision in any other jurisdiction, or any other provisions of this Amendment in any jurisdiction.

15.            Binding Effect.  This Amendment is binding upon the parties hereto and their respective heirs, administrators, executors, officers, directors, representatives and agents.

16.            Governing Law.  This Amendment shall be governed by the laws of the State of New York.

17.            WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO WAIVE THE RIGHT TO A TRIAL BY JURY, AS TO ANY ACTION WHICH MAY ARISE AS A RESULT OF THE LOAN DOCUMENTS, THIS AGREEMENT OR ANY DOCUMENT EXECUTED IN CONNECTION HEREWITH.

18.            Counterparts.  This Amendment and/or any documentation contemplated or required in connection herewith may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall be considered one and the same document.  Delivery of an executed counterpart of a signature page of this document by facsimile shall be effective as delivery of a manually executed counterpart of this document.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, do hereby execute this Amendment the date and year first above written.

RONSON CORPORATION By: /s/ Joel Getzler Print Name: Joel Getzler Print Title: Chief Restructuring Officer
RONSON CONSUMER PRODUCTS CORPORATION By: /s/ Joel Getzler Print Name: Joel Getzler Print Title: Chief Restructuring Officer
RONSON AVIATION, INC. By: /s/ Joel Getlzer Print Name: Joel Getzler Print Title: Chief Restructuring Officer
RONSON CORPORATION OF CANADA LTD. By: /s/Joel Getzler Print Name: Joel Getzler Print Title: Chief Restructuring Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION By: /s/ Peter Gannon Peter Gannon, Vice President